Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-160395 on Form S-4 of our reports dated February 27, 2018, relating to the consolidated financial statements and financial statement schedule of LKQ Corporation and subsidiaries, and the effectiveness of LKQ Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of LKQ Corporation for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
July 12, 2018